Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI ANNOUNCES Q1 FY2005 PRELIMINARY FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., (October 5, 2004)PSGI announced today that for the first fiscal quarter, ending on September 24, 2004, revenue is projected to be approximately $175 million and the operating loss is expected to be approximately $25 million. The Company previously forecast revenue of $190 to $210 million and an operating loss of approximately $10 to $20 million for the first quarter.

As a result of higher backlog levels at the end of the first quarter, combined with normal seasonal trends, the Company expects to record increased revenue in the December quarter. Actual results for the first fiscal quarter, along with guidance for the second quarter of fiscal 2005, will be discussed in the Company's regularly scheduled conference call on Tuesday, October 19, 2004.

This news release contains certain forward-looking statements, including statements relating to our financial and operating results for the quarter ended September 24, 2004. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expected results described in this release. Factors that could cause actual results to differ materially from those described in this release include the process of calculating, reviewing and analyzing the final financial results for the quarter and the other risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 25, 2004. Silicon Graphics is under no obligation to, and expressly disclaims any obligation to, further update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain

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SGI ANNOUNCES Q1 FY2005 PRELIMINARY FINANCIAL RESULTS/2

surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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